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Exhibit 5.1

Plaza VII, Suite 3300 45 South Seventh Street Minneapolis, MN 55402-1609	Brussels Geneva Minneapolis	Orange County Paris Santa Monica
612.607.7000 Fax 612.607.7100	oppenheimer.com

September 5, 2003

BioSante Pharmaceuticals, Inc.
111 Barclay Boulevard
Lincolnshire, IL 60069

Re: BioSante Pharmaceuticals, Inc.—Registration Statement on Form SB-2

Ladies and Gentlemen:

        We have acted as counsel to BioSante Pharmaceuticals, Inc., a Delaware corporation, in connection with the registration by BioSante of the offer and resale of 7,584,348 shares of the common stock, $0.0001 par value per share, of BioSante pursuant to BioSante's registration statement on Form SB-2 filed with the Securities and Exchange Commission on the date hereof, on behalf of the certain selling stockholders named therein. The shares consist of outstanding shares (the "Issued Shares") and shares issuable by BioSante upon the exercise of outstanding warrants (the "Warrant Shares") that were issued by BioSante in the August 2003 private placement.

        In acting as counsel for BioSante and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of BioSante, agreements and other instruments, certificates of officers and representatives of BioSante, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

        Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

  1.
  BioSante had the corporate authority to issue the Issued Shares and has corporate authority to issue the Warrant Shares in the manner and under the terms set forth in the registration statement.

  2.
  The Issued Shares being registered for resale by the selling stockholders under the registration statement have been duly authorized, validly issued, fully paid and nonassessable. The Warrant Shares being registered for resale by the selling stockholders under the registration statement have been duly authorized, and when issued in accordance with the terms of the warrants and receipt by BioSante of the consideration required, will be validly issued, fully paid and non-assessable.

        We express no opinion with respect to laws other than those of the federal law of the United States of America and the Delaware General Corporation Law, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the registration statement, to its use as part of the registration statement, and to the use of our name under the caption "Legal Matters" in the prospectus constituting a part of the registration statement.

Very truly yours,

OPPENHEIMER WOLFF & DONNELLY LLP

/s/ OPPENHEIMER WOLFF & DONNELLY LLP

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  Exhibit 5.1